Exhibit 10.2

EMPLOYMENT AGREEMENT

This Agreement is dated September 5, 2023 by and between Bennett Buchanan, further referred to as the (“Employee”) and BrewBilt Brewing Company, further referred to as the (“Company”).

RECITALS

Whereas, the Company desires to enter into an employment agreement with the Employee to appoint the Employee as the CEO, Secretary and Treasurer of the Company.

Whereas, both parties have reviewed this agreement and any documents delivered pursuant hereto, and have taken such additional steps and reviewed such additional documents and information as deemed necessary to make an informed decision to enter into this Agreement, and

Whereas, both parties desire to make certain representations, warranties and agreements in connection herewith under the following terms and conditions;

AGREEMENT

Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Job Description: The Employee will serve as the CEO, President, Secretary and Treasurer of the Company.

Term: The term of this agreement is effective up to December 31, 2023 and will be renewed on January 1, 2024 and continue for a period of one year and renewable thereafter with mutual consent. Either party can terminate this agreement with a written 90-day notice, without cause and without penalty.

Compensation: Salary: the Employee will receive an annual salary of $250,000 to be paid in equal monthly installments. Amounts unpaid will accrue annual interest of 6% and may be converted to Preferred Series A Shares of the Company (“Preferred Series A Shares”) with an equal stated value.

Stock: the Company will issue to the employee $150,000 of Preferred Series A Shares upon execution of this agreement. Jef Lewis will transfer his 500 Preferred Series B Stock to Bennett Buchanan upon execution of this agreement.

Repurchase of Stock: The Company agrees to repurchase any/all issued Preferred Series A Shares in the name of the Employee during the term of this agreement within five days following Employee’s demand, at the stated value of such shares, subject to the Company’s ability to effect such repurchase.

Confidentiality: The Employee agrees and acknowledges that during the course of this agreement in the performance of his duties and responsibilities that he will come into possession or knowledge of information of a confidential nature and/or proprietary information of Company.

Such confidential and/or proprietary information includes but is not limited to the following of Company, its agents, contractors, employees and all affiliates: corporate and/or financial information and records of Company or any client, customer or associate of Company; information regarding artists or others under contract, or in contact with, Company; customer information; client information; shareholder information; business contacts, investor leads and contacts; employee information; documents regarding Company website and any Company product, including intellectual property.

The Employee represents and warrants to the Company that he will not divulge confidential, proprietary information of Company to anyone or anything without the advance, express consent of Company, and further will not use any proprietary information of Company for his or anyone else’s gain or advantage during and after the term of this agreement.

Further Representations and Warranties: The Employee acknowledges that this is an employment position and represents that he will perform his duties and functions herein in a timely, competent, and professional manner. The Employee represents and warrants that he will be fair in his dealing with Company and will not knowingly do anything against the interests of Company and its shareholders.

Survival of Warranties and Representations: The parties hereto agree that all warranties and representations of the parties survive the closing of this transaction.

Termination: This agreement is expressly “at will.” It can be terminated by the Company, without cause at any time by a majority vote of the Company’s Board of Directors.

MISCELLANEOUS

PROVISIONS

Expenses: Each party shall bear its respective costs, fees and expenses associated with the entering into this Agreement.

Indemnification: Any party, when an offending party, agrees to indemnify and hold harmless the other non- offending parties from any claim of damage of any party or non-party arising out of any act or omission of the offending party arising from this Agreement.

Notices: All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered in person or sent by confirmed facsimile, or ten (10) business days after being deposited in the United States mail, postage prepaid, return receipt requested, addressed to the applicable party as the address as follows:

Company:	BrewBilt Brewing Company
110 Springhill Dr., Suite
17 Grass Valley CA 95945

Employee:	Bennett Buchanan
110 Springhill Dr., Suite 17
Grass Valley CA 95945

Breach: In the event of a breach of this Agreement, ten (10) days written notice (from the date of receipt of the notice) shall be given. Upon notice so given, if the breach is not so corrected, the non-breaching party may take appropriate legal action per the terms of this Agreement.

Assignment: This Agreement is assignable only with the written permission of the Company.

Amendment: This Agreement is the full and complete, integrated agreement of the parties, merging and superseding all previous written and/or oral agreements and representations between and among the parties, and is amendable in writing upon the agreement of all concerned parties. All attachments hereto, if any, are deemed to be a part hereof.

Interpretation: This Agreement shall be interpreted as if jointly drafted by the parties. It shall be governed by the laws of the State of California applicable to contracts made to be performed entirely therein.

Arbitration: If the parties cannot settle a dispute between them in a timely fashion, either party may file for arbitration within Nevada County, California. Arbitration shall be governed by the rules of the American Arbitration Association. The arbitrator(s) may award reasonable attorney fees and costs to the prevailing party. Either party may apply for injunctive relief or enforcement of an arbitration decision in a court of competent jurisdiction within Nevada County, California.

Counterparts: This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Facsimile signatures shall be considered as valid and binding as original signatures.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

/s/ Bennett Buchanan
Bennett Buchanan, Employee

BREWBILT BREWING COMPANY

By:	Richard Hylen
Richard Hylen, Chairman

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